EXHIBIT 10.7

IntelliPAY Inc. (TM)
39899 Balentine Drive, Suite 210
Newark, CA 94560

         Re: Letter of Intention between Utah WebWorks, Inc. and IntelliPAY Inc.

Gentlemen:

         This letter is to confirm our various discussions regarding the terms and conditions of a proposed Agreement (Agreement) between Utah WebWorks, Inc., a Utah Corporation with offices at 180 South 300 West, #450, Salt Lake City, Utah 84101 (hereinafter referred to as UWI) and IntelliPAY, Inc., a California Corporation with offices at 39899 Balentine Drive, Suite 210, Newark, CA 94560. (hereinafter referred to as IntelliPAY). The Agreement, among other things, will provide for the various matters as set forth below:

1. IntelliPAY products provided to UWI - UWI will purchase, for a fee, products and services from IntelliPAY to bundle as added value into it's WebShopper product. In consideration of this Agreement IntelliPAY will discount such products and services. These products include merchant accounts, IntelliPAY software and E-Check. IntelliPAY, after receiving a purchase agreement from UWI will setup and install such services on behalf of UWI. IntelliPAY will then bill UWI for the completion of each such purchase agreement. UWI shall pay such invoice no later than 30 days from the date the invoice was issued to UWI.

2. UWI products provided to IntelliPAY - In consideration to sales and marketing efforts of IntelliPAY, UWI will engineer at its cost a scaled down version of its WebWizard product. This product shall be named WebWizard - Retail. UWI will supply this product to IntelliPAY for distribution in sales networks. In consideration of this Agreement UWI will charge IntelliPAY a fixed monthly fee for an unlimited number of WebWizard - Retail accounts. It is understood by the parties that there are up-sell opportunities to recipients of UWIs, Web Wizard - Retail product. It is the intent of the parties that monies received from up sales will be distributed to both IntelliPAY and UWI.

3. IntelliPAY leasing for UWI - UWI wishes to offer payment terms for the sales of UWI products. In consideration of this agreement, IntelliPAY having a relationship with a leasing company intends to allow UWI to send lease applications for potential purchasers of UWI products to IntelliPAY. IntelliPAY intends to perform to the best of their abilities to shop such applications to purchasers of such lease arrangements on behalf of UWI. If an application is purchased, IntelliPAY intends to pay such funds to UWI minus a processing fee which is yet to be determined by the parties.

4. Integration into WebShopper - UWI agrees to integrate the IntelliPAY gateway into its WebShopper product at UWIs cost of integration and maintenance of such integration. IntelliPAY agrees to supply to UWI such documentation and other support as necessary to ensure proper and accurate integration of IntelliPAY with WebShopper.

5. Joint Venture - In order to take advantage of market opportunities IntelliPAY and UWI wish to enter into a joint venture for the creation and implementation of an online shopping mall (mall). When a UWI End User saves a web site using its WebWizard product, the site is saved and can be accessed through either a domain name or by going to world.visualwebtools.com. With this joint venture each web site will also create an electronic store front in this mall. It is anticipated that other services will be added to this mall such as a vacation giveaway product, a yellow page director, a white page directory, press release services, stored value cards and other items as may from time to time may be added by agreement of UWI and IntelliPAY. It is understood by UWI and IntelliPAY that negotiations of payments, sales prices, promotions and other financial arrangements relating to this joint venture have not been discussed at this time of this letter of intent and will be discussed at a future date between the parties.

6. Sales Materials and PR - UWI agrees to create and supply IntelliPAY at no charge, with sales and product fulfillment materials as relates to the marketing, sales and fulfillment of UWI products or other products related to the joint venture mentioned above. IntelliPay agrees to create and supply UWI at no charge, with sales and product fulfillment materials as relates to the marketing, sales and fulfillment of IntelliPAY products.

7. Good Faith - It is understood that the parties hereto agree to the contents hereof and agree to proceed in good faith to work out and consummate the transaction. This letter of intent is intended only to express the desires of the parties hereto and does not constitute a binding agreement. This letter may not be assigned by either of the parties hereto. Neither party shall be responsible for any of the other's expenses in connection with the negotiations, document preparation or transactions contemplated hereby.

                  If the foregoing meets with the approval of IntelliPAY, kindly so signify, by signing and returning the enclosed duplicate copy of this letter. This Letter of Intent may be executed in any number of counter parts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.


Utah WebWorks, Inc.


By:  /s/
    ___________________________
    Lamar Taylor, President/CEO


AGREED TO AND ACCEPTED BY:

IntelliPAY, Inc.

By:  /s/
    ____________________________
    Tom Hill, President/CEO


[HANDWRITTEN - Tom Hill 1/13/99:]

UWI agrees not to "go around" or circumvent IntelliPAY to establish new business relationships with any other vendors, partners, or like entities IntelliPAY introduces, and UWI agrees to prevent such introduced companies from "going direct" to UWI unless specifically agreed to by IntelliPAY.